FIFTH AMENDMENT OF
FIRST AMENDED AND RESTATED CONSTRUCTION LOAN AGREEMENT

THIS FIFTH AMENDMENT OF FIRST AMENDED AND RESTATED CONSTRUCTION LOAN AGREEMENT (“Amendment”) is made this 23rd day of July, 2015 between FIRST NATIONAL BANK OF OMAHA, a national banking association ("Lender") and CARDINAL ETHANOL, LLC, an Indiana limited liability company (“Borrower”). This Amendment amends that certain First Amended and Restated Construction Loan Agreement dated June 10, 2013 between Lender and Borrower (as amended, the "Loan Agreement”).

WHEREAS, pursuant to the Loan Agreement and the other Loan Documents, Lender extended the Loans described in the Loan Agreement to Borrower;

WHEREAS, pursuant to that certain First Amendment of First Amended and Restated Construction Loan Agreement dated October 8, 2013, the date on which the Declining Revolving Credit Loan began to revolve was amended from April 8, 2014 to October 8, 2013, the Maximum Availability of the Declining Revolving Credit Loan was modified and the Loan Agreement was otherwise modified as provided for therein;

WHEREAS, pursuant to that certain Second Amendment of First Amended and Restated Construction Loan Agreement dated February 27, 2014, the Maximum Availability of the Declining Revolving Credit Loan was fixed at $5,000,000, the Reduction Dates applicable to the Declining Revolving Credit Loan were deleted, the Fixed Charge Coverage Ratio covenant was deleted, the distribution covenant was deleted, the Termination Date of the Revolving Credit Loan was extended to February 28, 2015 and the Loan Agreement was otherwise amended as provided for therein; and

WHEREAS, pursuant to that certain Third Amendment of First Amended and Restated Construction Loan Agreement dated February 28, 2015, the Termination Date of the Revolving Credit Loan was extended to March 31, 2015;

WHEREAS, pursuant to that certain Fourth Amendment of First Amended and Restated Construction Loan Agreement dated March 31, 2015, the Termination Date of the Revolving Credit Loan was extended to February 28, 2016 and the interest rate and Non-Use Fee applicable to the Revolving Credit Loan were modified;

WHEREAS, Borrower desires to make certain capital improvements to the Project to increase the efficiency of the Project and has requested that Lender increase the principal amount of the Declining Revolving Credit Loan to $20,000,000 to finance such capital improvements;

WHEREAS, Borrower and Lender desire to modify the terms applicable to the Declining Revolving Credit Loan as provided for in this Amendment, including, but not limited to the maximum principal amount thereof, the interest rate applicable thereto, the advance procedures applicable thereto and the repayment thereof.

NOW, THEREFORE, in consideration of the amendments of the Loan Agreement set forth below, the mutual covenants herein and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree to amend the Loan Agreement as follows:

1.    Capitalized terms used in this Amendment which are defined in the Loan Agreement shall have the meanings given to them in the Loan Agreement, as such definitions may be amended by this Amendment.

2.    The fourth Recital to the Loan Agreement is hereby amended by deleting the reference to $5,000,000.00 as the principal amount of the Declining Revolving Credit Loan and inserting in lieu thereof $20,000,000.00. All references in the Loan Agreement and other Loan Documents to the principal amount of the Declining Revolving Credit Loan is hereby amended to $20,000,000.00.

3.    To further evidence the increase in the principal amount of the Declining Revolving Credit Loan and modifications to the Declining Revolving Credit Loan provided for in this Amendment, Borrower will execute in favor of and deliver to Lender a Second Amended and Restated Declining Revolving Credit Note. The definition of the term “Declining Revolving Credit Note” in the Loan Agreement is hereby amended to refer to and mean such Second Amended and Restated Declining Revolving Credit Note.

4.    Exhibit A of the Loan Agreement referencing the Commitments is hereby deleted in its entirety and the Exhibit A attached to this Amendment is inserted in lieu thereof.

5.    Section 2.01(a)(ii) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

(ii)    Declining Revolving Credit Loan. During the Construction Period, Lender agrees, subject to the terms and conditions of this Agreement, to make Construction Advances to the Borrower to be used to pay or reimburse Borrower for Improvements from time to time in accordance with the Construction Advance procedures provided for in this Agreement and the Disbursing Agreement to and including May 31, 2016 up to a maximum principal amount at any time outstanding equal to the Declining Revolving Credit Commitment; provided, however, that Lender shall not be obligated to make such a Construction Advance if: (1) the aggregate amount of all Construction Advances and Working Capital Advances then outstanding exceeds, or would exceed if the requested Construction Advance were to be made, the Declining Revolving Credit Commitment, (2) the then applicable conditions to the making of such Construction Advance have not been satisfied or waived, or (3) any Default or Event of Default exists or would result from the making of such Construction Advance.

Subject to the terms and conditions of this Agreement, Lender agrees to make Working Capital Advances to the Borrower to be used for working capital purposes from time to time in accordance with the Working Capital Advance procedures provided for in this Agreement to and including the Termination Date of the Declining Revolving Credit Loan up to a maximum principal amount at any time outstanding equal to the Declining Revolving Credit Commitment in effect at the time of the request; provided, however, that Lender shall not be obligated to make such a Working Capital Advance if: (1) the aggregate amount of all Construction Advances and Working Capital Advances then outstanding exceeds, or would exceed if the requested Working Capital Advance were to be made, the Declining Revolving Credit Commitment, (2) the then applicable conditions to the making of such Working Capital Advance have not been satisfied or waived, or (3) any Default or Event of Default exists or would result from the making of such Working Capital Advance.

The Declining Revolving Credit Loan is revolving and the Borrower may borrow, repay and re-borrow under the Declining Revolving Credit Loan.

6.    The first sentence of Section 2.01(a)(iv) of the Loan Agreement is hereby amended by inserting the following at the end thereof:

“and (4) Construction Advances shall be used to fund or reimburse Borrower for the construction of the Improvements in accordance with the Budget approved by the Lender and Working Capital Advances shall be used for general working capital purposes.

7.    Section 2.02 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

Section 2.02. Manner of Borrowing.

(i)
Revolving Credit Loan. The Borrower shall give the Lender notice of the Borrower's intention to borrow under the Revolving Credit Loan no later than 2 p.m. Omaha, Nebraska time on the requested funding date, in each case specifying: (1) the proposed funding date of such Advance; (2) the amount of such Advance; and (3) whether the principal amount of any such Advance, together with the principal amount of all Advances then outstanding, is within the Borrowing Base at such time and is within the Revolving Credit Commitment at such time. Lender will make such Advance available to the Borrower on the funding date of such Advance. For purposes of this Section, the Borrower agrees that the Lender may rely and act upon any request for an Advance from any individual who the Lender, absent gross negligence or willful misconduct, believes to be a representative of the Borrower.

(ii)	Declining Revolving Credit Loan.

(a) Construction Advances. Borrower has submitted to the Lender and the Lender has approved, the Budget and the Construction Schedule attached to this Agreement as Schedules 2.02(ii)(1) and 2.02(ii)(2) respectively. If the Borrower desires to reallocate funds from one budget category to another or modify, amend or supplement the Budget, in either case in excess of $100,000.00 individually or in excess of $500,000.00 when aggregated with all other reallocations or modifications, then Borrower shall notify the Lender of such reallocation or modification of the Budget by submitting to the Lender for the Lender’s approval a Budget Variance Report showing the details of such reallocation, modification, amendment or supplement. The Lender may approve or disapprove of such Budget Variance Report in the Lender’s discretion, but the Lender’s approval shall not be unreasonably withheld. Notwithstanding the foregoing, the Borrower agrees that all cost over runs on the Improvements shall be paid solely by the Borrower. Borrower will be entitled to apply any previously achieved savings in any completed category of the Budget to pay for any such cost over runs. In addition, the Borrower may from time to time request that the contingency fund line item in the Budget be reallocated to pay needed costs of the Improvements. Such requests shall be subject to the Lender’s written approval in its reasonable discretion, which shall not be unreasonably withheld; however, the Borrower will be entitled to advances from the contingency fund line item in the Budget so long as at all times there are sufficient funds remaining from all sources identified in the sources and uses of funds in the Budget to complete the construction of the Improvements in the discretion of the Lender.

During the Construction Period, Borrower may request a Construction Advance to be used to pay or reimburse Borrower for the cost of Improvements by submitting to the

Lender and Title Company a draw request set forth on AIA forms G702 and G703 or in another form approved by the Lender and the Title Company (each, a "Draw Request"). Each Draw Request shall be signed by a duly authorized officer of Borrower, shall show the percentage of completion of construction of the Improvements and shall set forth by Budget category and in such detail as may be required by the Lender the amounts expended and/or costs incurred for work done and materials incorporated into the Improvements in accordance with the Budget and Construction Schedule. Each Draw Request will be reviewed by the Construction Inspector and must be submitted to the Lender and Title Company at least five (5) Business Days prior to the requested funding date of the Construction Advance, which must be a Business Day. Each Draw Request will constitute a certification, representation and warranty that the conditions precedent for Construction Advances set forth in this Agreement and the Disbursing Agreement have been satisfied. Construction Advances shall not be made more frequently than twice per month and are subject to the conditions precedent set forth in this Agreement.

Each Draw Request shall be limited to amounts equal to (i) the total of costs actually incurred and paid or owing by the Borrower to the date of such Draw Request for work performed, services provided or materials and equipment incorporated in the Improvements as described in the Budget, plus (ii) the cost of materials and equipment not incorporated in the Improvements, but delivered to and suitably stored at the Project site, plus (iii) prepayments for materials and equipment when prepayment is required by the manufacturer or supplier or, with the Lender’s prior written approval, when such prepayment results in a material financial benefit to the Borrower; plus (iv) any other hard or soft costs which are consistent with the Budget approved by the Lender, as modified or supplemented by any Budget Variance Report approved by the Lender, for which a Construction Advance is available under this Agreement and as demonstrated in the Budget; less, (v) prior disbursements for such costs and from the Declining Revolving Credit Loan or the Borrower’s own funds for such costs.

Construction Advances will be delivered to the Borrower under the terms of the Disbursing Agreement, the terms and conditions of which are hereby incorporated by reference. Unless otherwise authorized by the Lender, each Construction Advance shall be disbursed by wire transfer from the Lender to the Title Company in an account established by the Title Company for the sole purpose of funding the cost of Improvements. All Construction Advances will be considered and deemed received by the Borrower upon receipt by the Title Company. The Borrower irrevocably assigns to the Lender and grants to the Lender a security interest in, as additional security for the performance of the Obligations, its interest in all funds held by the Title Company pursuant to this Agreement and the Disbursing Agreement, whether or not disbursed, all funds deposited by the Borrower with the Lender under this Agreement, all reserves, including deferred payments, deposits, refunds, cost savings, and payments of any kind relating to the construction of the Improvements and, to the extent assignable, all Permits obtained for the lawful construction of the Improvements.

(b). Working Capital Advances. The Borrower shall give the Lender notice of the Borrower's intention to borrow a Working Capital Advance no later than 2 p.m. Omaha, Nebraska time on the requested funding date, in each case specifying: (1) the proposed funding date of such Working Capital Advance; (2) the amount of such Working Capital Advance; and (3) whether the principal amount of any such Working Capital Advance, together with the principal amount of all Construction Advances and Working Capital Advances then outstanding, is within the Declining Revolving Credit Commitment at such time. Lender will make such Working Capital Advance available to the Borrower on the funding date of such Working Capital Advance. For purposes of this Section, the Borrower agrees that the Lender may rely and act upon any request for a Working Capital Advance from any individual who the Lender, absent gross negligence or willful misconduct, believes to be a representative of the Borrower.

8.    Section 2.04(b) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

(b)    Declining Revolving Credit Loan

(i)
Accrued and unpaid interest on the Declining Revolving Credit Loan will be paid quarterly, in arrears, on the first (1st) calendar day of each calendar quarter until the Completion Date with respect to Construction Advances and the Termination Date applicable to the Declining Revolving Credit Loan with respect to Working Capital Advances, when all accrued but unpaid interest on the Construction Advances or Working Capital Advances as applicable, is due and payable in full;

(ii)
Subject to Loan Conversion, the outstanding principal balance of all Construction Advances outstanding under the Declining Revolving Credit Loan is due and payable in full on the Completion Date. On or before the Completion Date and as conditions precedent to Loan Conversion, Borrower shall provide the following to the Lender:

(1)	a certificate from a duly authorized officer of the Borrower certifying Substantial Completion of the Improvements, along with such supporting evidence as the Lender may require;

(2)	copies of all Permits;

(3)
Borrower has paid the Lender all of the Obligations which have accrued to such date, and any other fees and expenses provided for in this Agreement which have not been previously paid and are due under the terms of this Agreement;

(4)	Borrower has paid all accrued and outstanding interest on the outstanding Construction Advances as of the Loan Conversion;

(5)	Borrower has submitted to the Lender and the Title Company final lien waivers from each Contractor with invoices which exceed $20,000.00; and

(6)	such other documents, instruments, and certificates as the Lender may reasonably request.

Upon the Lender’s determination that each of the foregoing is in form and substance satisfactory to the Lender in its sole discretion or is waived by Lender in writing, and provided no Default or Event of Default has occurred and is continuing, the aggregate principal balance of all the Construction Advances then outstanding will be converted into amortizing term debt by Lender and repaid in equal monthly installments sufficient to fully amortize and pay such principal balance over an approximately seven (7) year amortization schedule (with such principal amount and installment amount to be established by amendment to this Agreement acceptable to Lender and evidenced by a term note acceptable to Lender), commencing on the first day of the month following the Loan Conversion to February 28, 2021, the maturity date of the term note evidencing such principal when such principal balance then outstanding, together with accrued and unpaid interest, will be due and payable in full. During such amortizing period, accrued interest will be paid in arrears, on the same dates that the principal installments are due. The principal installment amount will be based upon a seven year amortization schedule. Borrower may prepay in full or in part principal on such amortizing term debt without penalty or premium, provided that partial prepayments will be applied to the principal installments due in the inverse order of their due dates. The date the outstanding principal balance of the Construction Advances convert to amortizing term debt is called the “Loan Conversion”. After Loan Conversion, the Declining Revolving Credit Commitment will reduce by the principal balance of the Construction Advances converted to amortizing term debt as provided for above, with such reduction evidenced in the amendment to this Agreement referenced above and Borrower shall execute in favor of and deliver to Lender an amended Declining Revolving Credit Note in the maximum principal amount available after such reduction. Any principal balance not converted to such amortizing term debt outstanding on the Declining Revolving Credit Loan will continue to be available to Borrower to be borrowed for general working capital purposes, and may be borrowed, repaid and re-borrowed until the Termination Date applicable to the Declining Revolving Credit Loan. After Loan Conversion, all advances on the Declining Revolving Credit Loan must be Working Capital Advances.

iii.    Outstanding Working Capital Advances and the outstanding principal balance of the Declining Revolving Credit Loan will be due and payable in full on the Termination Date of the Declining Revolving Credit Loan, together with accrued and unpaid interest.

9.    The defined term "Termination Date" in Section 1.01 of the Loan Agreement is hereby amended by deleting the reference to January 8, 2021 as the Termination Date of the Declining Revolving Credit Loan and inserting in lieu thereof February 28, 2021.

10.    The defined term "Applicable Margin" in Section 1.01of the Loan Agreement is hereby amended by deleting the reference to 3.0% as the interest margin applicable to the Declining Revolving Credit Loan and inserting in lieu thereof 2.9%.

11.    The Loan Agreement is hereby amended by inserting Section 2.09 into the Loan Agreement as follows:

2.09    Additional Construction Advance Procedures.

(a)
Initial Construction Advance. As a condition to Borrower submitting the initial Draw Request and Lender’s obligation to make the initial Construction Advance, the Lender shall be furnished with the following documents or instruments or satisfaction of the following conditions:

(i)
interim lien waivers or other evidence of payment acceptable to the Lender and/or the Title Company from all Persons who have furnished labor, materials and/or services to the construction of the Improvements, covering work performed, materials and equipment supplied and services rendered to the date of the initial Draw Request;

(ii)	Borrower has obtained and been issued all Permits, including, but not limited to, building permits, required for the construction of the Improvements; and

(iii)	Borrower has submitted to the Lender a Draw Request in the form and with the supporting detail required in this Agreement.

(b)
Requirements for All Construction Advances. As a condition to Borrower submitting the any Draw Request and Lender’s obligation to make the requested Construction Advance, with each Draw Request the Borrower shall furnish to the Lender the following documents or instruments or shall satisfy the following conditions:

(i)	Borrower has submitted to the Lender a Draw Request in the form and with the supporting detail required in this Agreement and signed by the Borrower;

(ii)
Borrower shall submit written Lien waivers from the applicable Contractor for work done, materials furnished and/or services provided by them which were paid for by the immediately preceding Draw Request, along with all supporting invoices;

(iii)	supporting invoices for the work done, materials furnished and/or services provided to be paid with the requested Construction Advance;

(iv)	if required by Lender or the Title Company, approval of the Draw Request by the Construction Inspector;

(v)	the terms and conditions with respect to Construction Advances contained in the Disbursing Agreement have been satisfied; and

(vi)	such other documents and matters as are reasonably required by the Lender.

The Lender may approve Construction Advances for stored materials or equipment required for construction of the Improvements, provided that such materials or equipment are securely stored, properly inventoried and marked to indicate they are the property of the Borrower, if stored offsite are stored in a bonded warehouse or facility where the

Person who has control of such facility bears the risk of loss until delivery to the Project and comply with such other reasonable requirements as may be imposed by the Lender.

12.    Section 3.01(w) of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

(w)    The Project was constructed in material compliance with its plans and specifications and the applicable Permits and is being operated in accordance with the Permits and applicable law. The exterior lines of the improvements related to the Project are, and at all times will be, within the boundary lines of the Real Estate, and Borrower has examined and is familiar with all applicable covenants, conditions, restrictions and reservations and with all applicable requirements of all Governmental Authorities, including without limitation, building codes and zoning, environmental, hazardous substance, energy and pollution control laws, ordinances and regulations affecting the Project. To the best of the Borrower's knowledge, neither the construction of the Improvements nor the operation thereof violates or will upon completion violate any building or other Permit or license necessary for the construction and/or operation of the Improvements or any condition, easement, right-of-way, covenant or restriction affecting the Real Estate or any portion thereof. All utilities and services necessary for the construction and operation of the Improvements and Project are available to the Project or will be brought to the Project in connection with the construction of the Improvements. The Real Estate is duly and validly zoned to permit the construction and operation of the Improvements.

13.    Section 3.01 of the Loan Agreement is hereby further amended by inserting new subsections (x) and (y) at the end thereof:

(x)    The Budget sets forth all expenses and costs incurred or estimated to be incurred and reserves to be established and maintained in connection with the construction and completion of the Improvements, including a sources and uses of funds. The Budget further identifies all costs and expenses of the Improvements which may be funded with the Declining Revolving Credit Loan. To the best of the Borrower's knowledge and belief, the Budget is accurate and complete.

(y)    All contracts relating to the construction of the Improvements are each in full force and effect and no material default thereunder has occurred or will occur upon the giving of notice, the passage of time or both. The Borrower shall perform all of its obligations under all contracts relating to the construction of the Improvements. The Borrower hereby collaterally assigns to the Lender the contracts relating to the construction of the Improvements.

14.    Section 4.02 of the Loan Agreement is hereby amended by inserting the following at the end thereof:

“The Borrower will further permit, and will cooperate with the Lender in arranging, inspections from time to time of the Improvements by the Construction Inspector or other representatives of the Lender. The Borrower acknowledges that any Construction Inspector Reports, or other reports and inspections conducted or generated by the Lender or its agents or representatives, shall be made for the sole benefit of the Lender and not for the benefit of the Borrower or any third party, and the Lender does not assume any liability, responsibility or obligation to the Borrower or any third party by reason of such Construction Inspector Reports, inspections or reports, and the Borrower may not rely on any such Construction Inspector Reports, inspections or reports. The costs and expenses of such Construction Inspector Reports, audits and inspections made by the Lender shall be paid or reimbursed by the Borrower.”

15.    The Loan Agreement is hereby amended by inserting the following as Section 4.07 of the Loan Agreement:

Section 4.07.    Construction of the Improvements. The Borrower shall diligently construct the Improvements in material compliance with applicable Permits. The Borrower shall, at its own expense, remedy in a manner satisfactory to the Lender such portions or aspects of the construction of the Improvements as the Lender may reasonably determine are not in compliance (in any material respect) with such Permits, or any applicable laws or regulations. The Borrower will operate the Project and Improvements in accordance with the Permits and applicable law. The Borrower will permit the Lender, Construction Inspector and any other representative of the Lender to review all Change Orders relating to the Project, to inspect all work and materials relating to the Improvements for which payment is required, to submit progress inspection reports relating to the Improvements, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at the expense of the Borrower and at such reasonable times and as often as the Lender may reasonably request. The Borrower will promptly notify Lender of any default or imminent default under any material contract relating to the construction of the Improvements.

16.    The Loan Agreement is hereby amended by re-inserting the following as Section 4.09 of the Loan Agreement:

Section 4.09.    Fixed Charge Coverage Ratio. After Loan Conversion, the Borrower must maintain a Fixed Charge Coverage Ratio, measured at the end of each full fiscal quarter, of no less than 1.15:1.0. The Fixed Charge Coverage Ratio shall be tested by the Lender quarterly on a fiscal quarter basis.

17.    Section 4.10 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

Section 4.10.    Capital Expenditures. The Borrower shall not make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures by the Borrower exceeds $5,000,000 during any fiscal year, unless agreed to in advance by the Lender in writing; provided, however, that the cost of Improvements shall be excluded from the calculation of capital expenditures until Loan Conversion.

18.    Exhibit D of the Loan Agreement containing the Compliance Certificate form is hereby deleted in its entirety and the Exhibit D attached to this Amendment is inserted in lieu thereof.

19.    The Loan Agreement is hereby amended by inserting the following as Section 4.18 of the Loan Agreement:

Section 4.18.    Change Orders. No extra work, materials or equipment shall be ordered or allowed and no change or amendment shall be made to the contracts relating to the construction of the Improvements (all such extra work, equipment or materials and changes or amendments being referred to in this Agreement as "Change Orders") without the prior written consent of the Lender, which consent shall not be unreasonably withheld, except that such consent shall not be required with respect to individual Change Orders involving a cost of $100,000 or less until the aggregate cost of Change Orders not required to be consented to by the Lender exceeds $500,000. Upon Lender’s request, the Borrower will furnish the Lender with copies of all Change Orders, regardless of amount.

20.    Section 6.01 of the Loan Agreement is hereby amended by inserting new subsections (t), (u) and (v) as follows:

(t)    The Borrower fails in any material respect to comply with, keep or perform any of its obligations, covenants, warranties, agreements or undertakings under the contracts relating to or governing the construction of the Improvements, or the Borrower suffers any condition to exist which would provide a basis for any other party to any such contract to terminate its obligations thereunder or to declare a default thereunder, and such failure or conditions continues to exist beyond any applicable grace and/or notice and cure period; or

(u)    The Improvements are not completed by the Completion Date or the Loan Conversion fails to occur on or before the end of the Construction Period; or

(v)    The Project or Improvements are materially destroyed by fire or other casualty and the loss, in the reasonable judgment of the Lender, is not adequately covered by insurance actually collected or in the process of collection.

21.    Section 6.02 of the Loan Agreement is hereby amended by inserting the following at the end thereof:

In addition, upon the occurrence of a Default or Event of Default, the Lender may enter upon the Real Estate along with the Lender’s contractors and their equipment, if allowed under applicable law, and take possession thereof, together with the Project and the Improvements then in the course of construction, and proceed either in its own name or in the name of the Borrower, as the attorney-in-fact of the Borrower (which authority is coupled with an interest and is irrevocable by the Borrower) to complete or cause to be completed the Improvements, at the cost and expense of the Borrower. If the Lender elects to complete or cause to be completed the Improvements, it may do so according to any plans in Lender’s possession or according to such changes, alterations or modifications in and to such plans as the Lender may reasonably deem appropriate; and the Lender may enforce or cancel any contracts let by the Borrower relating to construction of the Improvements, and/or let other contracts which in the Lender’s reasonable judgment, the Lender deems advisable; and the Borrower shall forthwith turn over and duly assign to the Lender, as the Lender may from time to time require, contracts not already assigned to the Lender relating to construction of the Improvements, blueprints, shop drawings, bonds, building permits, bills and statements of accounts pertaining to the Improvements, whether paid or not, and any other instruments or records in the possession of Borrower pertaining to the Improvements and/or the Project. In addition, the Lender and its contractors and agents may utilize all or any part of the labor, materials, equipment, fixtures and articles of personal property contracted for by the Borrower, whether or not previously incorporated into the Improvements or Project, and the Lender may pay, settle or compromise all bills or claims which may become a Lien against the Real Estate and/or the Project or Improvements, or any portion thereof. The Borrower shall be liable under this Agreement to pay to the Lender, on demand, any amount or amounts reasonably expended by the Lender in so completing the Improvements together with any reasonable costs, charges, or expenses incident thereto or resulting therefrom (including reasonable attorneys’ fees and costs), all of which shall be secured by the Loan Documents. In the event that a proceeding is instituted against the Borrower for recovery and reimbursement of any moneys expended by the Lender in connection with the completion of the Improvements, a statement of such expenditures, verified by the affidavit of an officer of the Lender, shall be prima facie evidence of the amounts so expended and of the appropriateness and advisability of such expenditures; and the burden of proving to the contrary shall be upon the Borrower. The Lender shall have the right to apply any funds which it agrees to disburse hereunder to bring about the completion of the Improvements or to protect any Collateral or the perfection or priority thereof, and to pay the costs thereof; and if such money so agreed to be disbursed is insufficient, in the sole judgment of the Lender, to complete the Improvements or protect such Collateral, the Borrower agrees to promptly deliver and pay to the Lender such sum or sums of money as the Lender may from time to time demand for the purpose of completing the Improvements, protecting the Collateral or of paying any liability, charge or expense which may have been incurred or assumed by the Lender under or in performance of this Agreement or any other Loan Document, or for the purpose of completing the Improvements or protecting any Collateral. The Lender may apply the undisbursed amount of the Declining Revolving Credit Commitment to bring about the completion of construction of the Improvements, and/or protect any Collateral and to pay the costs thereof; and if such funds are insufficient, in the sole judgment of the Lender, to complete construction of the Improvements or protect any Collateral, the Borrower agrees to promptly deliver and pay to the Lender such sum or sums of money as the Lender may from time to time demand for the purpose of completing construction of the Improvements, protecting any Collateral or of paying any liability, charge or expense which may have been incurred or assumed by the Lender under or in performance of this Agreement, or for the purpose of completing construction of the Improvements. However, it is expressly understood and agreed that in no event shall the Lender be obligated, or liable in any way to complete the Improvements, protect any Collateral or to pay for the costs of construction thereof.

22.    Section 1.01 of the Loan Agreement is hereby amended by inserting the following definitions, in the appropriate alphabetical order:

"Budget" means the schedule of values and breakdown of hard costs, soft costs and other costs for construction of the Improvements in the Budget attached to this Agreement as Schedule 2.02(ii)(1), as the same may be revised from time to time with the written approval of the Lender.

"Budget Variance Report" means a report submitted by the Borrower to the Lender requesting a reallocation of funds from one budget category in the Budget to another or a modification, amendment or supplement the Budget, in either case in excess of $100,000.00 individually or $500,000 in the aggregate. Each Budget Variance Report shall include the details of such reallocation, modification, amendment or supplement.

"Change Order" has the meaning given to such term in Section 4.18 of this Agreement.

"Completion Date" means May 31, 2016, or such other date as is approved in writing by the Lender.

"Construction Advance" means an advance on the Declining Revolving Credit Loan used to pay for Improvements pursuant to the applicable terms of this Agreement.

"Construction Inspector" means a Person appointed or designated by the Lender from time to time to inspect the progress of the construction of the Improvements and the conformity of the construction of the Improvements with the Budget and the Construction Schedule, and to perform such other acts and duties for such purposes or other reasonable purposes as the Lender may from time to time deem appropriate or as may be required by the terms of this Agreement.

"Construction Inspector Report" means a written report from the Construction Inspector due to the Lender.

“Construction Period” means the period from July ___, 2015 to the Completion Date during which time the Improvements will be constructed and Construction Advances will be available to Borrower.

"Construction Schedule" means the schedule for commencement and completion of the construction of the Improvements attached to this Agreement as Schedule 2.02(ii)(2) approved by the Lender as the same may be revised from time to time with the written approval of the Lender.

“Contractor” means each Person who has provided labor and/or materials to the construction of the Improvements, including all Persons who have the right to file any Lien against the Project arising out of the Improvements.

“Disbursing Agreement” means the Disbursing Agreement among the Lender, Borrower and the Title Company, as amended, restated, supplemented or otherwise modified from time to time, relating to the disbursement of Construction Advances to the Borrower.

"Draw Request" has the meaning given to such term in Section 2.02(ii) of this Agreement.

“Fixed Charge Coverage Ratio” means, for any period, the ratio derived when comparing (a) Adjusted EBITDA to (b) Borrower’s scheduled payments on the principal and interest of the Loans due during the applicable reporting period.

"Improvements" means the construction and installation of technological and efficiency improvements to the Project.

“Loan Conversion” has the meaning given to such term in Section 2.04(b) of this Agreement.

"Substantial Completion" means the occurrence of all of the following events with respect to the Improvements: (a) all Improvements are completed other than minor punch list items, are paid for in full free of all mechanic’s, labor, materialmen’s and other similar Lien claims, and the Lender has received a complete and total lien waiver from Contractor of the Improvements whose charges exceed $20,000.00 for all labor, materials and services on the Improvements or Project; (b) said completion has been certified by the applicable Contractor, Construction Inspector and the Borrower, and no material punch-list items remain to be completed; (c) all applicable requirements, rules, orders and regulations of any Governmental Authority, including zoning, land use, building and environmental requirements, rules and regulations, and all private restrictions and covenants, have been complied with or satisfied and that unconditional certificates of occupancy (if required by a Governmental Authority) for all of such Improvements have been issued; (d) Borrower has obtained all Permits, and entered into all agreements necessary or appropriate to operate the Project at maximum capacity; and (e) all insurance required pursuant to the Loan Documents is in full force and effect.

"Title Company" means Stewart Title Company and its successors.

"Working Capital Advance" means an advance on the Declining Revolving Credit Loan used for general working capital purposes.

23.    This Amendment shall not be effective until Lender has received each of the following (each in form and substance acceptable to Lender) or the following conditions have been satisfied:

(a)	This Amendment, duly executed by Borrower and Lender;

(b)	The Second Amended and Restated Declining Revolving Credit Note required in this Amendment above executed and delivered by Borrower in favor of Lender;

(c)	A First Amendment of First Amended and Restated Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement executed and delivered by Borrower in favor of Lender;

(d)	The Disbursing Agreement, in form and substance acceptable to Lender, duly executed and delivered by Borrower, Lender and the Title Company;

(e)	A Secretary’s Certificate and resolutions in form and substance acceptable to Lender; and

(f)	Such other documents and matters as are reasonably required by Lender.

24.    In consideration of the amendments to the Loan Agreement provided for in this Amendment, Borrower shall pay to the Lender a fee equal to $45,000. Such fee will be deemed fully earned and nonrefundable as the closing of this Amendment. This fee shall compensate Lender for the costs associated with the origination, structuring, processing, approving and closing of the transactions contemplated by this Amendment, including, but not limited to, administrative and general overhead costs, but not including any out-of-pocket or other costs, fees or expenses for which Borrower has agreed to reimburse Lender or any other persons pursuant to any other provision of this Amendment or the other Loan Documents.

25.    Except as modified in this Amendment, all other terms, provisions, conditions and obligations imposed under the terms of the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified, affirmed and certified by Borrower and Lender. Borrower hereby ratifies and affirms the accuracy and completeness of all representations and warranties contained in the Loan Documents. Borrower represents and warrants to the Lender that the representations and warranties set forth in the Loan Agreement, and each of the other Loan Documents, are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in the Loan Agreement to “this Agreement” included references to this Amendment. Borrower represents, warrants and confirms to the Lender that no Default or Events of Default is now existing under the Loan Documents and that no event or condition exists which would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document. Nothing contained in this Amendment either before or after giving effect thereto, will cause or trigger a Default or an Event of Default under any Loan Document. To the extent necessary, the Loan Documents are hereby amended consistent with the amendments provided for in this Amendment.

26.    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of Nebraska, exclusive of its choice of laws rules.

27.    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided in this Amendment, operate as a waiver of any right, power or remedy of the Lender under any of the Loan Documents, nor, except as expressly provided in this Amendment, constitute a waiver or amendment of any provision of any of the Loan Documents. Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words or phrases of like import referring to the Loan Agreement, and each reference in the other Loan Documents to the “Loan Agreement”, “thereunder”, “thereof” or words or phrases of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified by this Amendment. This Amendment and the rights evidenced by this Amendment shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto, and shall be enforceable by any such successors and assigns. Borrower will pay on demand all costs and expenses incurred by Lender in connection with the preparation, execution, delivery, filing, and administration of this Amendment (including, without limitation, legal fees incurred in connection with the preparation of this Amendment and advising Lender as to its rights, and the cost of any credit verification reports or field examinations of Borrower's properties or books and records). Borrower's obligations to Lender under this Section shall survive the termination of this Amendment or the Loan Agreement and the repayment of Borrower's Obligations to Lender under the Loan Agreement and other Loan Documents.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

FIRST NATIONAL BANK OF OMAHA, a national banking association

By:     /s/ Brad Brummund
Title:     Vice President

CARDINAL ETHANOL, LLC, an Indiana limited liability company

By:     /s/ William Dartt
Title:     Chief Financial Officer

Exhibit A

COMMITMENTS

Lender	Revolving Credit Loan Commitments	Declining Revolving Credit Loan Commitment	Lender's Total Commitment
First National Bank of Omaha	$15,000,000	$20,000,000.00	$35,000,000.00

Exhibit D

COMPLIANCE CERTIFICATE

This Compliance Certificate, dated as of ______________ (the “Certificate”), is delivered pursuant to Section 4.12(f) of the First Amended and Restated Construction Loan Agreement, dated as of June 10, 2013 (the “Credit Agreement”), between Cardinal Ethanol, LLC (the "Borrower") and First National Bank of Omaha (the "Lender"), as the same may be amended from time to time. Capitalized terms used but not defined in this Certificate have the meanings given to them in the Credit Agreement.
The undersigned certifies as follows:

1.    The undersigned is the President, controller or treasurer of the Borrower and is authorized to execute and deliver this certificate on its behalf.

2.    Attached are the financial statements of the Borrower as of and for the period and for the fiscal year-to-date ended on __________________ (the "Current Financials").

3.    The Current Financials have been prepared in accordance with GAAP and otherwise in accordance with the terms of the Credit Agreement.

4.    Events of Default (check one):

___	The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement.

___	The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement and attached hereto is a statement of the facts with respect thereto.

5.    Financial Covenants:

(a)
Pursuant to Section 4.08 of the Credit Agreement, as of __________, the Borrower's Working Capital was $____________, which [satisfies] [does not satisfy] the requirement in such Section that, beginning on ____________, 20__, and at all times thereafter, the Borrower maintains an excess of current assets over current liabilities (plus the Maximum Availability at such time) of not less than $15,000,000.

(b)
Pursuant to Section 4.09 of the Credit Agreement after Loan Conversion as of the fiscal quarter ending ___________, the Fixed Charge Coverage Ratio, for the fiscal quarter then ended, was ___ to 1, which [satisfies] [does not satisfy] the requirement in such Section that such ratio not exceed 1.15 to 1.

(c)	Pursuant to Section 4.10 of the Credit Agreement, for the fiscal year-to-date period ending _________, the Borrower has made capital expenditures in an aggregate amount of $________, which [satisfies] [does not satisfy] the requirement in such Section that the Borrower not make any expenditures for fixed or capital assets if, after giving effect thereto, the aggregate of all such expenditures by the Borrower exceeds $5,000,000 during the fiscal year.

(d)
Pursuant to Section 4.13 of the Credit Agreement the Borrower is restricted from incurring any Debt other than the Permitted Debt. Subsection (e) of the definition of Permitted Debt permits Debt for Borrowed Money in an aggregate principal amount outstanding at any time not to exceed $250,000. The Borrower has Debt for Borrowed Money under Subsection (e) of the definition of Permitted Debt outstanding in the sum of $____________ which is [in compliance with] [is not in compliance with] such Subsection as of the fiscal quarter ending ___________.

6.    Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP applied on a basis consistent with the accounting principles reflected in the annual financial statements delivered to the Lender dated as of ______________.

7.    Borrower [is in compliance with] [is not in compliance with] Borrower's Risk Management Policy approved by the Lender. [If not in compliance, add: Attached hereto is a statement of the facts with respect to Borrower's noncompliance with such Risk Management Policy and the plans Borrower has developed to rectify such noncompliance.]

8.    This Certificate may be conclusively relied upon by the Lender. This Certificate may be validly executed and delivered by fax or other electronic means, and by use of multiple counterpart signature pages.

[signature page(s) to follow]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the date first written above.

CARDINAL ETHANOL, LLC

By: ________________________________
Name:
Title: